Exhibit 99.1

General Growth Properties Names Sandeep Mathrani As Chief Executive Officer

CHICAGO, IL, October 28, 2010 – General Growth Properties (NYSE: GGP) today announced Sandeep Mathrani as the company’s chief executive officer.

Mr. Mathrani, 48, was previously president, Retail Division at Vornado Realty Trust, the general partner of Vornado Realty LP, a position he held since March 2002. Prior to joining Vornado, he served as an executive vice president of Forest City Ratner, an affiliate of Forest City Enterprises, from 1994 to February 2002 and was responsible for its retail development and related leasing in the New York City metropolitan area.

GGP chairman-elect Bruce Flatt said Mr. Mathrani is the ideal candidate to lead GGP as it enters a new era. “Sandeep is an exceptionally talented individual who has a proven track record as one of the best retail executives in America. Sandeep helped build two of the highest quality retail portfolios over the past 15 years and has been responsible for retail at both Vornado and Forest City. His knowledge and expertise of the shopping center industry will undoubtedly help GGP retain its reputation as a premier shopping center REIT,” said Flatt.

Sandeep Mathrani will officially assume the CEO position at the beginning of 2011. He will succeed Adam Metz, who served as CEO during GGP’s bankruptcy process.

Mr. Mathrani stated, “This is an exciting time to join GGP as we re-energize the organization to be the best-in-class retail company in the United States.”

Bruce Flatt further commented, “We would like to extend our sincere gratitude to the former board of directors of GGP, in particular Adam Metz and Tom Nolan, for their hard work and dedication in seeing GGP through bankruptcy and positioning the company to successfully move forward.”

ABOUT GGP

GGP currently has ownership and management interest in more than 200 regional shopping malls in 43 states, as well as ownership in planned community developments and commercial office buildings. The Company’s portfolio totals approximately 200 million square feet of retail space and includes more than 24,000 retail stores nationwide. The Company’s common stock is traded on the NYSE under the symbol GGP.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements. Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons, including, but not limited to, our ability to successfully complete our plan of reorganization and emerge from bankruptcy, our ability to refinance, extend, restructure or repay our near and intermediate term debt, our substantial level of indebtedness, our ability to raise capital through equity issuances, asset sales or the incurrence of new debt, retail and credit market conditions, impairments, our liquidity demands and retail and economic conditions. Readers are referred to the documents filed by General Growth Properties, Inc. with the Securities and Exchange Commission, which further identify the important risk factors which could cause actual results to differ materially from the forward-looking statements in this release. The Company disclaims any obligation to update any forward-looking statements.